EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Heritage Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88980, No. 333-88982, No. 333-88976, No. 333-134473, No. 333-134474, and 333-134475) on Form S-8 of Heritage Financial Corporation of our reports dated March 5, 2007, with respect to the consolidated statements of financial condition of Heritage Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Heritage Financial Corporation.

As discussed in Note 1 of the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Seattle, Washington March 5, 2007